UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act

August 27, 2007
Date of Report

August 24, 2007
(Date of Earliest Event Reported)

SOUTH SEA ENERGY CORP.

(FORMERLY HENLEY VENTURES INC.)
(Exact name of Registrant as Specified in its Charter)

Suite 2410, 650 West Georgia Street
Vancouver, British Columbia
Canada
V6B 4N7
(Address of Principal Executive Offices)

Tel: 604-535-4994
(Registrant's Telephone Number)

Nevada	333-122449	98-0359930
(State or other jurisdiction	(Commission File Number)	(IRS Employer
of incorporation)		Identification No.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction
A.2. below):

[   ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[   ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a -12)
[   ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d -2(b))
[   ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e -4(c))

SECTION 1 – REGISTRANT’S BUSINESS AND OPERATIONS

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

On August 24, 2007, South Sea Energy Corp. (the “Company”) entered into an Assignment Agreement (the “Agreement”) with Pin Petroleum Partners Ltd., a British Columbia limited partnership (“PPP”).

Under the terms of the Agreement, PPP agreed to assign, and the Company agreed to assume, all of PPP’s rights and obligations under a certain Letter of Intent between PPP and Muddy Minerals, LLC, a Wyoming corporation (“Muddy”) dated July 20, 2007 (the “LOI”). The Company agreed to pay to PPP the sum of $500,000 within 90 days of the execution of the Agreement. In the event the Company fails to make such payment, the rights and obligations assigned under the Agreement will revert back to PPP and the Company agrees to pay a penalty equal to $600,000, payable at the option of PPP, in securities of the Company at a conversion price per share equal to the lowest public offering price of the Company’s shares of common stock during the quarter ended September 30, 2007. The Agreement further contains customary representations, warranties and covenants by both parties.

The LOI provides that Muddy holds 99.5% working interest in the South Glenrock “C” oil field in Converse County, Wyoming and is working towards acquiring the remaining interest (the “Assets”). Under the terms of the LOI as assumed by the Company, the Company agrees to acquire the Assets, together with a 78% net royalty interest in the Assets for the aggregate sum of $5,000,000. As of the date of the Agreement, $500,000 has been paid into escrow. Additionally the parties under the LOI agreed to act towards entering into a definitive material agreement (the “Definitive Agreement”).

The Definitive Agreement will provide for a payment schedule to Muddy as follows: (i) on or before July 15, 2007, $500,000; (ii) on or before September 1, 2007, $500,000; (iii) on or before October 1, 2007, $1,000,000; (iv) on or before November 1, 2007, $1,000,000; (v) on or before December 1, 2007, $1,000,000; and (vi) on or before January 4, 2007, $1,000,000. Each payment will be held in escrow until all of the payments are made, except that $500,000 will be released to Muddy on July 30, 2007 if all title documents necessary for title transfer are deposited by Muddy into escrow, and $100,000 of each of the payments under subsections (ii) through (vi) in this paragraph will be released to Muddy after each aggregate payment is deposited into escrow, and such released amounts shall be non-refundable. In the event any of the payments are not made within 30 days of the due date, the title documents will be returned to Muddy, and any monies deposited into escrow net of the non-refundable portion shall be returned to the Company.

The LOI further provides that the Definitive Agreement would contain customary representations and warranties, covenants and a number of conditions to closing, including receipt by the Company of a satisfactory legal opinion regarding the validity of the transfer of the Assets under U.S. federal and Wyoming laws and satisfactory completion of due diligence by the Company of the Assets.

For more information, see Assignment Agreement and press release attached hereto as Exhibit 10.1 and Exhibit 99.1, respectively.

SECTION 5 – CORPORATE GOVERNANCE AND MANAGEMENT

ITEM 5.02. DEPARTURE OF DIRECTORS, PRINCIPAL OFFICERS; ELECTION OF DIRECTORS; APPOINTMENT OF PRINCIPAL OFFICERS

Appointment of Officer and Director

On August 24, 2007, the Board of Directors appointed Mr. Chris D. Wright as President of the Company and elected him as a new member of the Board of Directors. Mr. Wright is expected to be appointed to one or more committees of the Board at future meetings, but currently serves on no committee.

Mr. Wright has over 20 years of experience in finance and administrative management in both private and public companies. In 1995, he founded Velvet Exploration Ltd., an oil and gas company based in Calgary, Alberta, Canada, which later traded on the Toronto Stock Exchange. Mr. Wright served as the chairman of Velvet Exploration until it was sold to El Paso Corporation in June 2001 for Cdn. $432 million. Since 1997, Mr. Wright has been the president and CEO of First Merit Group Ltd., a private venture capital and investment firm based in Vancouver, British Columbia, Canada. Mr. Wright received a law degree from the University of Victoria in 1986 and a bachelor's degree from the University of Alberta in 1981.

On December 20, 2002, pursuant to Section 161 of the Securities Act of the Revised Statutes of British Columbia of 1996, Mr. Wright entered into a settlement agreement with the British Columbia Securities Division to (i) cease trading in any securities for a period of four years, (ii) resign as a director or officer of any issuer, and not serve as a director or officer of any issuer until December 20, 2006, (iii) not engage in investor relations activities until December 20, 2006, and (iv) jointly with Ms. Catherine Wright pay the Division the aggregate sum of $131,937.50. Mr. Wright had directed Ms. Wright to purchase and sell securities of a public company traded on the Toronto Stock Exchange based on inside information, and subsequently profited from such trading activities.

Mr. Wright has not previously held any positions with the Company and there have been no related party transactions between Mr. Wright and the Company. Mr. Wright has no family relationships with any director or executive officer of the Company, or persons nominated or chosen by the Company to become directors or executive officers.

ITEM 5.03 AMENDMENTS TO ARTICLES OF INCORPORATION OR BYLAWS; CHANGE IN FISCAL YEAR

In accordance with the Company’s recent shift in business focus and the signing of the Agreement, the Company filed an amendment to its Articles of Incorporation on August 27, 2007 changing its name from “South Sea Energy Corp” to “Ameriwest Energy Corp.”

The text of the Company’s amendment to its Articles of Incorporation reflecting the name change is attached as Exhibit 3.1 hereto.

SECTION 9 – FINANCIAL STATEMENTS AND EXHIBITS

ITEM 9.01 FINANCIAL STATEMENTS AND EXHIBITS

Exhibits

3.1	Amendment to Articles filed with Nevada Secretary of State

10.1	Assignment Agreement

99.1	Press Release

SIGNATURES

          Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SOUTH SEA ENERGY CORP.
(formerly Henley Ventures Inc.)

By:    /s/ Chris D. Wright
          Chris D. Wright, Director

Dated: August 27, 2007